Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2017 FINANCIAL RESULTS

OCC® Achieves Significant Increase in Gross Profit

Compared to the Second Quarter of Fiscal 2016

ROANOKE, Va., June 13, 2017 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2017.

Second Quarter 2017 Financial Results

Consolidated net sales for the second quarter of fiscal year 2017 were $15.8 million, a 3.0% decrease compared to net sales of $16.3 million for the second quarter of fiscal year 2016. The Company experienced an increase in net sales in its specialty markets in the second quarter of fiscal 2017 compared to the same period last year, despite significant weakness in the military and the wireless carrier portions of its specialty markets. The net increase in net sales in specialty markets was offset by a decrease in net sales in enterprise markets.

Sequentially, net sales increased 8.5% in the second quarter of fiscal year 2017, compared to net sales of $14.6 million for the first quarter of fiscal year 2017, with increases in both the Company’s enterprise and specialty markets.

Net sales to customers in the United States decreased 3.0% in the second quarter of fiscal year 2017, compared to the same period last year, and net sales to customers outside of the United States decreased 3.3% compared to the same period last year. Net sales outside the U.S. continue to be negatively impacted by a strong U.S. dollar relative to other currencies, particularly in certain geographic regions.

Optical Cable Corp. – Second Quarter 2017 Earnings Release

Gross profit increased 24.4% to $5.7 million in the second quarter of fiscal year 2017, compared to $4.6 million in the second quarter of fiscal year 2016. Sequentially, gross profit increased 17.7% in the second quarter compared to the first quarter of fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, increased to 35.7% compared to 27.9% in the second quarter of fiscal year 2016. Gross profit margin was positively impacted by a shift in product mix toward certain higher margin products.

SG&A expenses increased 10.2% to $5.9 million during the second quarter of fiscal year 2017, compared to $5.4 million for the second quarter of fiscal year 2016. The increase in SG&A expenses during the second quarter of fiscal 2017 compared to the same period last year was primarily due to increases in employee related costs, legal fees, and marketing expenses.

OCC recorded a net loss attributable to the Company of $239,000, or $0.04 per basic and diluted share, for the second quarter of fiscal year 2017, compared to a net loss attributable to the Company of $983,000, or $0.15 per basic and diluted share, for the second quarter of fiscal year 2016.

Fiscal Year-to-Date 2017 Financial Results

Consolidated net sales for the first half of fiscal 2017 increased slightly to $30.5 million, compared to net sales of $30.4 million for the same period in fiscal 2016. The Company experienced an increase in net sales in its enterprise markets in the first half of fiscal year 2017, compared to the same period last year, but this increase was partially offset by a decrease in net sales in the Company’s specialty markets as a result of significant decreases in the military and the wireless carrier potions of its specialty markets.

Net sales to customers in the United States increased 3.2% in the first half of fiscal year 2017, compared to the same period last year, while net sales to customers outside of the United States decreased 10.5% compared to the same period last year. During the first half of fiscal 2017, net sales outside of the United States continued to be negatively impacted by a strong U.S. dollar relative to other currencies, particularly in certain geographic regions.

Gross profit increased 30.0% to $10.5 million in the first half of fiscal year 2017, compared to $8.1 million in the first half of fiscal 2016. Gross profit margin increased to 34.4% in the first half of fiscal year 2017, compared to 26.5% in the first half of fiscal year 2016. Gross profit margin for the first half of fiscal 2017 was positively impacted by a shift in product mix toward certain higher margin products.

SG&A expenses increased 6.2% to $11.1 million during the first half of fiscal year 2017, compared to $10.4 million for the same period last year. The increase in SG&A expenses during the first half of fiscal 2017 compared to the same period last year was primarily due to increases in employee related costs, legal fees, and marketing expenses.

Optical Cable Corp. – Second Quarter 2017 Earnings Release

OCC recorded a net loss attributable to the Company of $855,000, or $0.13 per basic and diluted share, for the first half of fiscal year 2017, compared to a net loss of $2.7 million, or $0.43 per basic and diluted share, for the same period last year.

Loan Modification Agreement

OCC entered into a Third Loan Modification Agreement with the Bank of North Carolina on April 27, 2017, revising the fixed interest rates for its two term loans, lowering the applicable repayment installments and extending the maturity date to May 1, 2024. The two term loans were previously scheduled to expire on April 30, 2018.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased to have increased gross profit and improved the Company’s bottom line during the second quarter and fiscal year-to-date periods. OCC is executing on product innovation and marketing initiatives in markets we identified as having attractive growth potential. We are beginning to see positive results from those efforts and are working to build on this momentum through the second half of the year. We are also focused on further improving our top and bottom lines through the continued execution of our strategic plan. We are confident that these efforts will create value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 13, 2017, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 35424488. For interested individuals unable to join the call, a replay will be available through June 20, 2017 by dialing (855) 859-2056 or (404) 537-3406, passcode 35424488. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – Second Quarter 2017 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016

Net sales	$15,847	$16,340	$30,454	$30,388
Cost of goods sold	10,184	11,789	19,981	22,334

Gross profit	5,663	4,551	10,473	8,054

SG&A expenses	5,898	5,352	11,091	10,439
Royalty expense, net	39	51	70	67
Amortization of intangible assets	6	4	12	7

Loss from operations	(280)	(856)	(700)	(2,459)

Interest expense, net	(118)	(136)	(266)	(293)
Other, net	167	(1)	98	16
Other income (expense), net	49	(137)	(168)	(277)

Loss before income taxes	(231)	(993)	(868)	(2,736)

Income tax expense (benefit)	8	(10)	(13)	14

Net loss	$(239)	$(983)	$(855)	$(2,750)

Net loss attributable to noncontrolling interest	—	—	—	(22)

Net loss attributable to OCC	$(239)	$(983)	$(855)	$(2,728)

Net loss attributable to OCC per share: Basic and diluted	$(0.04)	$(0.15)	$(0.13)	$(0.43)

Weighted average shares outstanding:
Basic and diluted	6,488	6,357	6,521	6,347

--MORE--

Optical Cable Corp. – Second Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2017	October 31, 2016
Cash	$797	$1,879
Trade accounts receivable, net	9,504	8,916
Inventories	17,540	15,024
Other current assets	590	503
Total current assets	28,431	26,322
Non-current assets	13,557	14,344
Total assets	$41,988	$40,666

Current liabilities	$6,157	$4,126
Non-current liabilities	11,601	11,775
Total liabilities	17,758	15,901
Total shareholders’ equity	24,230	24,765
Total liabilities and shareholders’ equity	$41,988	$40,666

###